Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

PARK NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	Other(2)	1,500,000	$164.52	$246,780,000.00	0.0001381	$34,080.32
Total Offering Amounts			1,500,000		$246,780,000.00		$34,080.32
Total Fee Offsets							N/A
Net Fee Due							$34,080.32

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional common shares that may become issuable under the terms of the Park National Corporation 2026 Long-Term Incentive Plan for Employees (the “Plan”) to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the common shares of Park National Corporation as specified in the anti-dilution provisions of the Plan.

(2)Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $164.52 per share, which is the average of the high and low prices for a common share of Park National Corporation as reported on NYSE American on May 15, 2026.